Exhibit 99

     FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(305) 362-2611
investor.relations@applicamail.com

Applica Incorporated Reports 2004 First-Quarter Financial Results

     Miami Lakes, Florida (May 6, 2004) — Applica Incorporated (NYSE: APN) today announced that first-quarter sales for 2004 were $132.5 million, an increase of 9.3% from the same period in 2003. The increase was largely the result of growth in sales of Black & Decker® branded products benefiting from better point-of-sale of such products, as well as retailers beginning the year at lower inventory levels.

     Applica reported a loss for the 2004 first quarter of $4.5 million, or $0.19 per diluted share, compared with earnings of $19.6 million, or $0.83 per diluted share, for the 2003 first quarter. The first-quarter 2003 earnings included $37.5 million ($22.5 million, net of tax) of equity in the net earnings of a joint venture in which Applica owned a 50% interest.

     Applica’s gross profit margin decreased to 28.3% in the three-month period ended March 31, 2004 as compared to 30.5% for the same period in 2003. The gross profit margin decrease was primarily attributed to manufacturing retrenchment, higher raw material costs, higher inbound freight costs and start-up costs related to the Home Café™ single-cup brewing system.

     At March 31, 2004, total debt as a percentage of total capitalization was 30.6%, with total debt of $103.2 million and shareholders’ equity of $233.8 million. The Company’s book value per share was $9.80 at March 31, 2004. Capital expenditures for the first three months ended March 31, 2004 and 2003 were $4.3 million and $6.3 million, respectively.

     Harry D. Schulman, Applica’s President and Chief Executive Officer, commented, “Business is off to an excellent start as we are excited about our top line growth in the quarter. We are confident that our business will gain momentum throughout the year. Two new products launched this week, the Home Café™ single-cup brewing system and the TideTM BuzzTM ultrasonic stain removal system, both co-developed with The Procter & Gamble Company, should contribute to exceptional growth.”

     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its first-quarter results and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, May 13, 2004, at midnight.

     Applica Incorporated and its subsidiaries are marketers, distributors and manufacturers of a broad range of branded and private-label small electric consumer goods. Applica markets, distributes and manufactures kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-

label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in China and Mexico. In addition, Applica manufactures products for other consumer products companies. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the success or failure of our growth strategy; increases in cost and unavailability of raw materials and components; complications resulting from our implementation of the new ERP system; our dependence on purchases from large customers; our ability to renew the Black & Decker® trademark license agreement; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	March 31,
	2004	December 31,
	(Unaudited)	2003
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$6,099	$12,735
Accounts and other receivables, less allowances of $12,303 in 2004 and $12,543 in 2003	97,173	131,021
Notes receivable – officers	1,637	1,615
Inventories	108,637	106,326
Prepaid expenses and other	12,648	13,593
Refundable income taxes	2,790	4,823
Future income tax benefits	11,616	11,616

Total current assets	240,600	281,729
Investment in Joint Venture	4,201	5,389
Property, Plant and Equipment - at cost, less accumulated depreciation of $106,435 in 2004 and $103,894 in 2003	71,183	70,389
Future Income Tax Benefits, Non-Current	52,721	49,695
Goodwill	62,812	62,812
Other Intangibles, Net	5,724	6,146
Other Assets	2,419	2,676

Total Assets	$439,660	$478,836

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$45,456	$39,273
Accrued expenses	53,681	61,362
Current maturities of long-term debt	158	151
Current taxes payable	1,884	2,172
Deferred rent	284	301

Total current liabilities	101,463	103,259
Other Long-Term Liabilities	1,350	1,327
Long-Term Debt, Less Current Maturities	103,008	136,637
Shareholders’ Equity:
Common stock – authorized:75,000 shares of $.10 par value; issued and outstanding: 23,873 shares in 2004 and 23,687 shares in 2003	2,387	2,369
Paid-in capital	157,385	156,604
Retained earnings	81,995	86,474
Note receivable – officer	(1,496)	(1,496)
Accumulated other comprehensive earnings (loss)	(6,432)	(6,338)

Total shareholders’ equity	233,839	237,613

Total Liabilities and Shareholders’ Equity	$439,660	$478,836

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2004		2003
	(In thousands, except per share data)
Net sales	$132,493	100.0%	$121,239	100.0%
Cost of goods sold	95,022	71.7	84,217	69.5

Gross profit	37,471	28.3	37,022	30.5

Selling, general and administrative expenses:
Operating expenses	43,544	32.9	38,337	31.6
Repositioning and other charges	(563)	(0.4)	—	—

Operating earnings (loss)	(5,510)	(4.2)	(1,315)	(1.1)

Other expense (income):
Interest expense	2,115	1.6	3,887	3.2
Interest and other income	(347)	(0.3)	(404)	(0.3)
Loss on early extinguishment of debt	187	0.1	—	—

	1,955	1.4	3,483	2.9

Earnings (loss) before equity in net earnings (loss) of joint venture and income taxes	(7,465)	(5.6)	(4,798)	(4.0)
Equity in net earnings (loss) of joint venture	—	—	37,500	30.9

Earnings (loss) before income taxes	(7,465)	(5.6)	32,702	26.9
Income tax expense (benefit)	(2,986)	(2.2)	13,081	10.7

Net earnings (loss)	$(4,479)	(3.4)%	$19,621	16.2%

Earnings (loss) per common share:
Earnings (loss) per common share — basic	$(0.19)		$0.84

Earnings (loss) per common share — diluted	$(0.19)		$0.83